AMENDMENT TO
TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AMENDMENT  is made as of February 24, 2015 (the "Effective  Date") between WesMark Funds (the "Trust"), an open-end, management investment company organized as a business  trust  under  the  laws  of  the State  of  Massachusetts,  and  ALPS  Fund  Services,  Inc. ("ALPS"), a Colorado corporation.

WHEREAS,  the  Trust  and  ALPS  have entered  into  a Transfer  Agency  and  Services Agreeri:lent dated November 14, 2009, as amended (the "Agreement"); and

WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	As of the Effective Date, Section 17(b) (Renewal Term) of the Agreement is replaced in its entirety with the following:

17.	Duration and Termination of this Agreement.

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(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew  at the  end  of  the  Initial  Term   and  shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust. Notwithstanding the foregoing, either party may terminate this Agreement upon not less than sixty (60) days' written notice  prior  to the expiration  of the then  current  renewal term or for cause pursuant to Section 17(c) hereof.

2.	As of the Effective Date, Section 22 (Notices) of the Agreement is replaced in its entirety with the following:

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the folloV\.i.ng addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203

Attn: General Counsel
Fax: (303) 623-7850

To the Trust:

WesMark Funds
One Bank Plaza, Fifth Floor
Wheeling, WV 26003
Attn: David Ellwood
Fax: (304) 234-9476

With a copy to:

Perkins Coie LLP
700 Thirteenth Street, N.W.
Suite 600
Washington, D.C. 20005-3960
Attn: Todd Zerega
Fax: (202) 654-9941

3.	All other provisions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

WESMARK FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/David B. Ellwood	By:	/s/Jeremy O. May
Name:	David B. Ellwood	Name:	Jeremy O. May
Title:	President	Title:	President